UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|X| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   Keane                             William                                P.
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   (Last)                            (First)                            (Middle)

                             c/o Genta Incorporated
                               Two Connell Drive
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                                    (Street)

   Berkeley Hights                     NJ                                 07922
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   (City)                            (State)                              (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Genta Incorporated (Nasdaq: GNTA)
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4. Statement for Month/Day/Year

   October 28, 2002
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   |_| Director                     |_| 10% Owner
   |X| Officer (give title below)   |_| Other (specify below)

   Chief Financial Officer
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7. Individual or Joint/Group Filing (Check Applicable Line)

   |X| Form filed by One Reporting Person
   |_| Form filed by More than One Reporting Person
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                                                                          (Over)

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          Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                              5.               6.
                                                                 4.                           Amount of        Owner-
                                                                 Securities Acquired (A) or   Securities       ship
                                      2A.           3.           Disposed of (D)              Beneficially     Form:      7.
                        2.            Deemed        Transaction  (Instr. 3, 4 and 5)          Owned Following  Direct     Nature of
                        Transaction   Execution     Code         --------------------------   Reported         (D) or     Indirect
1.                      Date          Date, if any  (Instr. 8)               (A)              Transaction(s)   Indirect   Beneficial
Title of Security       (Month/Day/   (Month/Day/   -----------              or               (Instr. 3        (I)        Ownership
(Instr. 3)              Year)         Year)         Code    V    Amount      (D)      Price   and 4)           (Instr.4)  (Instr. 4)
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
Common Stock,
par value $.001
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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(*)   If the form is filed by more than one reporting person, see Instruction
      4(b)(v).


                                                                          (Over)

================================================================================
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                         9.
                                                                                                         Number     10.
                                                                                                         of         Owner-
                                                                                  7.                     Deriv-     ship
              2.                                  5.                              Title and              ative      Form of
              Conver-                             Number of                       Amount of              Secur-     Deriv-   11.
              sion                                Derivative                      Underlying             ities      ative    Nature
              or                3A.               Securities  6.                  Securities    8.       Bene-      Secur-   of
              Exer-             Deemed   4.       Acquired    Date                (Instr. 3     Price    ficially   ities:   In-
              cise     3.       Execu-   Trans-   (A) or      Exercisable and     and 4)        of       Owned      Direct   direct
              Price    Trans-   tion     action   Disposed    Expiration Date   --------------  Deriv-   Following  (D) or   Bene-
1.            of       action   Date,    Code     of (D)      (Month/Day/Year)          Amount  ative    Reported   In-      ficial
Title of      Deriv-   Date     if any   (Instr.  (Instr. 3,  ----------------          or      Secur-   Transac-   direct   Owner-
Derivative    ative    (Month/  (Month/  8)       4 and 5)    Date     Expira-          Number  ity      tion(s)    (I)      ship
Security      Secur-   Day/     Day/     ------   ----------  Exer-    tion             of      (Instr.  (Instr.    (Instr.  (Instr.
(Instr. 3)    ity      Year)    Year)    Code V   (A)    (D)  cisable  Date     Title   Shares  5)       4)         4)       4)
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
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Options to     $7.38   10/28/02          A                    10/28/03 10/28/12  Common  100,000          100,000    D
acquire Common                                                                   Stock,
Stock (1)                                                                        par
                                                                                 value
                                                                                 $.001
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

Explanation of Responses:

(1) These options were granted upon employment with Genta Incorporated. These options vest equally over the next four (4) years.


       /s/ William P. Keane                               November 1, 2002
------------------------------------               -----------------------------
   **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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